UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    December 29, 2000

WCI STEEL, INC.
(Exact name of registrant as specified in its charter)

Ohio	333-18019	134-1585405

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1040 Pine Ave., S.E., Warren, Ohio	44483-6528

(Address of principal executive offices)	(Zip Code)

(330) 841-8302
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Item 5.  OTHER EVENTS.

      LTV Corporation (“LTV”) filed for reorganization under Chapter 11 of the United States Bankruptcy Code on December 29, 2000. WCI Steel, Inc. (“WCI”) shipped 51,174 tons of steel to LTV Copperweld, a subsidiary of LTV, during fiscal year 2000, representing approximately 4.0% of WCI’s total tonnage volume. In addition, WCI supplies steam to an LTV Steel Company coke plant adjacent to WCI’s facility in Warren, Ohio. As a result of the filing, WCI recorded a charge of $2.1 million in the first fiscal quarter of 2001 to reduce the amounts due from LTV to estimated net realizable value. WCI has an ongoing exposure to LTV with respect to the supply of steam from both a credit risk aspect and the uncertainty of actions that LTV may take due to the filing. Cessation of operations at the coke plant or termination of the contract for the supply of steam through reorganization proceedings, could have a material adverse effect on WCI’s results of operations until such time as WCI would be able to install electrical generating equipment to convert the steam to a productive use. During fiscal year 2000, WCI recorded revenue of $10.2 million for the sale of steam to LTV.

      On September 7, 2000 WCI entered into a non-binding letter of intent with Acme Steel Company (“Acme Steel”) and Acme Metals Incorporated (“Acme Metals”), pursuant to which WCI would acquire substantially all of Acme Steel’s assets and assume certain liabilities. Acme Steel, Acme Metals and certain of their affiliates are debtors in a Chapter 11 case pending before the United States Bankruptcy Court for the District of Delaware. Due to the depressed condition of the steel industry and, as a result, Acme Steel’s failure to meet certain conditions in the letter of intent, WCI shall not consummate the acquisition of assets under the terms of the letter of intent. WCI continues to have interest in acquiring these assets and is exploring alternatives. Because of the recent performance of Acme Metals and the effect on the underlying value of its assets, WCI will record a charge of $10.5 million during the quarter ended January 31, 2001 to write down the carrying value of Acme Metals 10.875% Senior Unsecured Notes owned by WCI.

      Due to continued high levels of steel imports to the United States, a generally slowing economy and high inventory levels at customers, shipments in the first quarter of 2001 are expected to be approximately 15% lower than the fourth quarter of 2000, which is lower than previously expected.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WCI STEEL, INC.
(registrant)

By:	/S/ JOHN P. JACUNSKI

Name: Title:	John P. Jacunski Vice President and Chief Financial Officer

Date: January 26, 2001